PRESS RELEASE

June 27, 2005
FOR IMMEDIATE RELEASE

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Stock Options Granted

Canadian Zinc Corporation (“TSX-CZN”) announces that, the Board of Directors has approved the grant, subject to regulatory approval, of incentive stock options under the Company’s 10% Rolling Stock Option Plan to a total of eight employees and consultants (excluding directors and officers) for the purchase of a total of 300,000 shares in its capital.

The options are exercisable until June 27, 2011 at the price of $0.89 per share.

Canadian Zinc has currently 94,558,895 shares outstanding and a total of 3,610,000 shares subject to options outstanding under the Stock Option Plan.

For further information contact:

John F. Kearney	Alan Taylor
Chairman	Vice President Exploration &Chief Operating Officer
(416) 362- 6686	(604) 688- 2001

A more extensive description of the Company’s activities is available on the Company’s web site at  www.canadianzinc.com

Suite 1002 – 111 Richmond Street West Toronto, ON M5H 2G4 Tel: (416) 362-6686 Fax: (416) 368-5344	Suite 1710-650 West Georgia Street, Vancouver, BC V6B 4N9 Tel: (604) 688-2001 Fax: (604) 688-2043 Tollfree:1-866-688-2001

E-mail: invest@canadianzinc.com,   Website:  www.canadianzinc.com